Green EnviroTech Holdings Hires Mr. Hernan Rizo as Chief Financial Officer of the Company, effective immediately

JAMESTOWN, CA – January 30, 2018 – Green EnviroTech Holdings Corp. (“Green EnviroTech” or “the Company”) (OTC: GETH), a technology company focusing on solutions to environmental and societal challenges, announced today that it has hired Mr. Hernan Rizo, 43 years old, as Chief Financial Officer of the Company effective immediately. Gary De Laurentiis is resigning as Chief Financial Officer but remains as the Company’s Secretary-Treasurer and Chairman of the board of directors.

Chris Bowers, President and CEO of Green EnviroTech, said “I am very pleased to announce the appointment of Hernan as our Chief Financial Officer. Hernan is a professional CFO with 20 years of experience in all aspects of strategic planning and implementation, and financial management. He has worked in many industries including manufacturing, engineering, construction, oil & gas, and green energy; from start-up companies to multi-billion dollar organizations and from local to multinational firms. Hernan is a great addition to the GETH management team and will play an instrumental role in building the capital structure for GETH as we move into production and growth. On behalf of the whole Green Envirotech team, I welcome Hernan to the company.”

Hernan Rizo added, “I am very pleased to join the GETH management team at this point in their journey. Chris and his team have done a great job in setting the stage for growth and I am very excited to be making a contribution to the future success of the company. I look forward to interacting with shareholders and investors as we take GETH into production and growth.”

About Green EnviroTech Holdings

Green EnviroTech Holdings Corp. (GETH) is first and foremost a technology company. Our mission is to find, develop and implement practical, economical solutions to address environmental issues associated with the production of waste, energy, water and food; and to create jobs and stimulate economic growth in the local communities where we operate as we strive to achieve this mission. For more information on GETH, please visit: www.greenenvirotech.com

Green EnviroTech Investor Relations

866.414.5242

Or

Investor Contact:

Michael Porter or Matthew Abenante

Porter, LeVay and Rose, Inc.

212-564-4700

GETH@plrinvest.com

Forward Looking Statements

This press release contains forward-looking statements that relate to future events, including our ability to raise capital, or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

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